Exhibit 1
CUSIP No. 221485105
AGREEMENT TO FILE JOINT SCHEDULE 13D
Each of the undersigned, being a record owner or “beneficial owner” of the common stock of Conn’s, Inc. (“Common Stock”), hereby agrees to jointly file a Schedule 13D with respect to their respective holdings of the Common Stock and to include this agreement as an exhibit to such Schedule 13D.
IN WITNESS WHEREOF, each of the undersigned has executed and delivered this agreement as of the 7th day of January, 2009.

/s/ David A. Knight
David A. Knight, as Sr. Vice President of Stephens Investments Holdings LLC and as attorney in fact for Warren A. Stephens